EXHIBIT 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President,
Communications and Investor Relations
(734) 930 – 3008

Domino’s Pizza Announces 2006 Financial Results

ANN ARBOR, Michigan, February 23, 2007: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the fourth quarter and fiscal 2006, each ended December 31, 2006.

Fourth Quarter and Fiscal 2006 Highlights:

(dollars in millions, except per share data)	Fourth Quarter of 2006	Fourth Quarter of 2005	Fiscal 2006	Fiscal 2005
Revenues	$435.3	$457.4	$1,437.3	$1,511.6
Net income	$31.0	$40.2	$106.2	$108.3

Weighted average diluted shares	63,697,961	68,304,808	64,541,079	68,654,573

Diluted earnings per share, as reported	$0.49	$0.59	$1.65	$1.58

Items affecting comparability (see section below)		$(0.15)	$(0.09)	$(0.15)

Diluted earnings per share, as adjusted		$0.44	$1.56	$1.43

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Revenues were down 4.8% for the fourth quarter and 4.9% for the full year. Management noted that several factors other than sales volume affected this number, and that its 2006 global retail sales were up 2.0% for the year. As an example, domestic distribution revenues decreased 4.9% for the quarter and 6.9% for the full year; this was driven not only by a decrease in domestic sales volumes, but also by lower food prices, primarily cheese, which constituted about half of the 4.9% full-year decrease. International revenues decreased 14.7% in the fourth quarter and 4.8% for the full year, driven by the sale of Company-owned operations in France and the Netherlands during 2006. The Company noted that international retail sales were up 13.5% for the fourth quarter and 11.4% for the full year.

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Net income was down 22.8% for the fourth quarter and 1.9% for the full year, driven primarily by a gain recognized in the fourth quarter of 2005 on the sale of an equity investment in the Company’s master franchisee in Mexico, as well as increases in interest expense in 2006. This was offset in part by the positive impact on net income from selling Company-owned operations in France and the Netherlands during 2006.

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Diluted EPS was $0.49 on an as-reported basis for the fourth quarter, down $0.10 from the as-reported prior year period. However, when comparing to the adjusted number of $0.44 for the prior-year period, 2006 fourth quarter EPS grew by 11.4%. Diluted EPS on an as-reported basis was $1.65 for the full year 2006, up $0.07 from 2005. Adjusted EPS for the full year 2006 was $1.56, up 9.1% versus an adjusted $1.43 for the full year 2005. (See the Items Affecting Comparability section and the Comments on Regulation G section.) These increases in the adjusted EPS measures benefited from reduced diluted shares outstanding.

	Fourth Quarter of 2006	Fiscal 2006
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	(1.0)%	(2.2)%
Domestic franchise stores	(4.9)%	(4.4)%

Domestic stores	(4.4)%	(4.1)%

International stores	+ 3.9%	+ 4.0%

Global retail sales growth: (versus prior year period)
Domestic stores	(3.0)%	(2.8)%
International stores	+13.5%	+11.4%

Total	+ 2.7%	+ 2.0%

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Domino’s Pizza: FY06 Earnings Release, Page Two

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at September 10, 2006	565	4,535	5,100	3,138	8,238
Openings	7	58	65	96	161
Closings	(1)	(21)	(22)	(11)	(33)

Store count at December 31, 2006	571	4,572	5,143	3,223	8,366

Fourth quarter 2006 net growth	6	37	43	85	128

Fiscal 2006 net growth	(10)	61	51	236	287

•	The decrease in domestic same store sales was due primarily to stronger promotion performance and related higher same store sales in the prior year.

•	The fourth quarter increase of 3.9% in international same store sales marks the 52nd consecutive quarter of positive international same store sales growth.

•	Global retail sales increases were driven by international same store sales growth and worldwide store expansion.

David A. Brandon, Domino's Chairman and Chief Executive Officer, said: “2006 was a difficult and challenging year for our domestic business. Some of our difficulties were self-imposed. Our national marketing and promotions underperformed during the first half of the year. Following those disappointments, too many of our operators went into ‘cost-cutting mode’ and our store operations suffered. As a result, when we moved into the second half of the year, our stores were not well positioned with the staffing and energy required to effectively execute against our stronger second-half marketing calendar. This was disappointing, but we have already taken corrective actions. Our job is to drive positive same store sales year after year in any and every market condition. We have a proven track record of doing this consistently over many years. I take personal pride in this, as does my team. We are committed to learning from 2006 and re-establishing our track record of producing annual domestic same store sales increases of 1% - 3%. However, it is important to emphasize that despite this short-term domestic problem, we were successful in driving both international same store sales growth and global store growth in 2006, helping us to increase global retail sales by 2% and exceed the $5 billion mark.”

Brandon continued: “This top line growth enabled us to, once again, generate significant free cash flow of $113 million that we deployed for the benefit of our shareholders. Our announced recapitalization plan is further evidence that we will continue this practice and take aggressive approaches to returning capital to our shareholders. Looking toward 2007, our goal will be to continue to build upon our strong international business, boost domestic same store sales and store growth and, as always, do all we can to help grow the profitability of our franchisees.”

Items Affecting Comparability

The Company’s reported financial results in 2006 are not comparable to the reported financial results in 2005 due to several factors, including:

(i)	the 2006 impact of the sale of Company-owned France and Netherlands operations,

(ii)	charges incurred in 2005 related to the Netherlands operations,

(iii)	expenses incurred in 2005 related to the departure of the Company’s former CFO, primarily comprised of non-cash compensation expenses and a cash separation obligation, and

(iv)	the gain in 2005 on the sale of the equity investment in the Company’s Mexican master franchisee.

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Domino’s Pizza: FY06 Earnings Release, Page Three

The table below presents the items that affect comparability between 2006 and 2005 financial results. Management believes that including such information is critical to the understanding of our financial results for the fourth quarter and full year 2006 as compared to similar periods in 2005.

	Fourth Quarter			Full Year
(in thousands)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2006 items affecting comparability:
Gain on the sale of France and Netherlands operations and related tax effects (1)	N/A	N/A	N/A	$2,825	$5,571	$0.09

2005 items affecting comparability:
Netherlands charges (2)	$(2,838)	$(2,838)	$(0.04)	$(2,838)	$(2,838)	$(0.04)
CFO separation expenses	(932)	(576)	(0.01)	(1,139)	(707)	(0.01)
Gain on sale of equity investment (3)	22,084	13,655	0.20	22,084	13,655	0.20

Total of 2005 items	$18,314	$10,241	$0.15	$18,107	$10,110	$0.15

(1)	During the third quarter of 2006, we recognized a pre-tax gain on the sale of our Company-owned France and Netherlands operations of approximately $2.8 million. During the second quarter of 2006, when it was apparent that the sale would be completed, we recognized the tax impact of the sale which resulted in a tax benefit of approximately $2.9 million.
(2)	The charges incurred in 2005 related to Company-owned operations in the Netherlands were not tax affected due to the uncertainty at that time of the ability to utilize net operating loss carryovers related to the Netherlands in the future.
(3)	During the fourth quarter of 2005, we recognized a gain of approximately $22.1 million related to the sale of an equity investment in our master franchisee in Mexico.

Conference Call Information

The Company plans to file its annual report on Form 10-K this morning. Additionally, as previously announced, Domino’s Pizza, Inc. will hold a conference call today at 11 a.m. (Eastern) to review its fiscal 2006 financial results. Please note that, due to the Company’s previously-announced recapitalization plan and ongoing tender offers, there will be no question and answer session on the conference call. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be web cast at www.dominos.com. If you are unable to participate on the call, a replay will be available through midnight March 23, 2007 by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International), Conference ID 2472825. The web cast will be archived for 30 days on www.dominos.com.

Recapitalization Plan and Discontinuation of Quarterly Dividends

On February 7, 2007, the Company announced a recapitalization plan comprised of (i) an offer to purchase up to approximately 13.85 million shares of common stock at a price range between $27.50 and $30.00 per share, (ii) an offer to purchase all of the outstanding senior subordinated notes due 2011 and (iii) the repayment of all outstanding borrowings under the senior credit facility. While the Company retains the flexibility to change the above price range, it has no intention to change that range. In order to fund the tender offers and repay outstanding borrowings under the senior credit facility, the Company anticipates initially entering into a bridge loan facility that provides for borrowings of up to $1.35 billion. It has obtained a commitment, subject to customary conditions, from a syndicate of banks to provide the bridge loan facility. Following the tender offers and repayment of the senior credit facility, the Company intends to pursue a securitized financing with borrowings up to $1.85 billion, of which $150 million would be a revolving credit facility. The securitized debt proceeds would repay the bridge loan, with any remaining proceeds to be used for general corporate purposes, including, but not limited to, a potential special dividend and an ongoing share repurchase program.

In February 2007, in connection with the recapitalization plan, Domino’s entered into a five-year forward-starting interest rate swap agreement with a notional amount of $1.25 billion. The swap was entered into to hedge the variability of future interest rates in contemplation of the securitized debt in connection with the recapitalization plan.

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Domino’s Pizza: FY06 Earnings Release, Page Four

Additionally, at its February 2007 meeting, the Company’s Board of Directors elected to discontinue the payment of regular quarterly dividends as it anticipates the payment of a significant special cash dividend in connection with its recapitalization plan. In addition, the Company and its Board of Directors is contemplating a future open market share repurchase program.

Management believes that it can better use Company resources to return shareholder value through the proposed recapitalization; the anticipated significant special cash dividend and the potential future open market share repurchase program rather than the payment of a regular quarterly dividend.

Annual Meeting of Shareholders

The Company’s Board of Directors set the date of its 2007 annual meeting of shareholders as well as the record date for that meeting. The 2007 shareholders’ meeting will be held on Tuesday, April 24, 2007, at 10:00 a.m. (Eastern) at Domino's Pizza World Resource Center at 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan. The record date for the annual meeting is March 15, 2007. Only shareholders of record on that date are entitled to vote at the meeting.

Long Range Outlook

The Company does not provide quarterly or annual earnings estimates. The following long range outlook does not constitute specific earnings guidance, but management believes these ranges to be appropriate and achievable over the long term.

Year-Over-Year Growth
Domestic same store sales	1% – 3%
International same store sales	3% – 5%
Net units	200 – 250
Global retail sales	4% – 6%

Liquidity

As of December 31, 2006, the Company had:

•	$741.6 million in total debt,

•	$38.2 million of cash and cash equivalents,

•	approximately 64% of outstanding borrowings contractually fixed, including the effect of interest rate derivatives,

•	no borrowings under its $125.0 million revolving credit facility, and

•	letters of credit issued under its revolving credit facility of $33.9 million.

The Company repaid $95.3 million of debt in 2006. The Company also borrowed $100.0 million in the first quarter which, along with cash from operations, was used to repurchase and retire $145.0 million of common stock from its largest shareholder.

The Company’s average borrowing rate for 2006 was 6.5%. The Company is not required to make the next scheduled senior credit facility principal payment of $1.2 million until September 30, 2007 and is not required to make principal payments on its senior subordinated notes until 2011.

The Company incurred $20.2 million in capital expenditures during 2006 versus $28.7 million during 2005. The decrease was due primarily to a higher level of spending in 2005 related to the renovation of the Company’s headquarters.

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Domino’s Pizza: FY06 Earnings Release, Page Five

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP financial measures within the meaning of Regulation G due to items affecting comparability between fiscal years. Additionally, the Company has included metrics commonly used in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported diluted EPS less the items affecting comparability discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is diluted earnings per share. The Company’s management believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods.

The Company uses “Free cash flow,” calculated as cash flows from operations less capital expenditures, both as reported. The Company’s management believes that the free cash flow measure is important to investors and other interested persons and that such persons benefit from having a measure which communicates how much cash flows are available to be used for de-levering, making acquisitions, paying dividends, repurchasing shares or similar uses of cash.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. Management believes global retail sales information is useful in analyzing revenues, because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, distribution revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” calculated including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis, which reflects changes in international local currency sales.

About Domino’s

Founded in 1960, Domino's Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily franchised system, Domino’s operates a network of 8,366 franchised and Company-owned stores in the United States and more than 50 countries. The Domino's Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of nearly $5.1 billion in 2006, comprised of $3.2 billion domestically and nearly $1.9 billion internationally. During the fourth quarter of 2006, the Domino’s Pizza® brand had global retail sales of nearly $1.6 billion, comprised of nearly $1.0 billion domestically and approximately $600 million internationally. Domino's Pizza was named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry and is the “Official Pizza of NASCAR®.” More information on the Company, in English and Spanish, can be found on the web at www.dominos.com.

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Domino’s Pizza: FY06 Earnings Release, Page Six

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. These forward-looking statements relating to our anticipated profitability and operating performance reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that can cause actual results to differ materially include: uncertainties relating to the outcome of our equity and bond tender offers; our ability to complete an asset-backed securitization facility; the uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; our ability to retain key personnel; new product and concept developments by us and other food-industry competitors; the ongoing profitability of our franchisees and the ability of Domino’s Pizza and our franchisees to open new restaurants; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries in which we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings and changes in accounting policies. Further information about factors that could affect our financial and other results is included in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

Domino’s Pizza: FY06 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Fiscal Quarter Ended
	December 31, 2006	% of Total Revenues	January 1, 2006	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$117,419		$120,085
Domestic franchise	48,153		49,473
Domestic distribution	234,815		246,970
International	34,868		40,871

Total revenues	435,255	100.0%	457,399	100.0%

Cost of sales:
Domestic Company-owned stores	93,908		96,055
Domestic distribution	210,383		222,547
International	15,271		21,433

Total cost of sales	319,562	73.4%	340,035	74.3%

Operating margin	115,693	26.6%	117,364	25.7%

General and administrative	52,499	12.1%	58,976	12.9%

Income from operations	63,194	14.5%	58,388	12.8%

Interest expense, net	(16,067)	(3.7)%	(15,458)	(3.4)%
Other	—	—	22,084	4.8%

Income before provision for income taxes	47,127	10.8%	65,014	14.2%

Provision for income taxes	16,082	3.7%	24,817	5.4%

Net income	$31,045	7.1%	$40,197	8.8%

Earnings per share:
Common stock – diluted	$0.49		$0.59

Domino’s Pizza: FY06 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Fiscal Year Ended
	December 31, 2006	% of Total Revenues	January 1, 2006	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$393,406		$401,008
Domestic franchise	157,741		161,857
Domestic distribution	762,782		819,097
International	123,390		129,635

Total revenues	1,437,319	100.0%	1,511,597	100.0%

Cost of sales:
Domestic Company-owned stores	312,130		319,072
Domestic distribution	681,700		739,300
International	58,958		67,937

Total cost of sales	1,052,788	73.2%	1,126,309	74.5%

Operating margin	384,531	26.8%	385,288	25.5%

General and administrative	170,334	11.9%	186,184	12.3%

Income from operations	214,197	14.9%	199,104	13.2%

Interest expense, net	(53,772)	(3.7)%	(47,937)	(3.2)%
Other	—	—	22,084	1.5%

Income before provision for income taxes	160,425	11.2%	173,251	11.5%

Provision for income taxes	54,198	3.8%	64,969	4.3%

Net income	$106,227	7.4%	$108,282	7.2%

Earnings per share:
Common stock – diluted	$1.65		$1.58

Domino’s Pizza: FY06 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	December 31, 2006	January 1, 2006
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$38,222	$66,919
Accounts receivable	65,697	74,437
Inventories	22,803	24,231
Advertising fund assets, restricted	18,880	35,643
Other assets	20,703	20,116

Total current assets	166,305	221,346

Property, plant and equipment, net	117,144	131,455

Other assets	96,754	108,273

Total assets	$380,203	$461,074

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$1,477	$35,304
Accounts payable	55,036	60,330
Advertising fund liabilities	18,880	35,643
Other accrued liabilities	79,808	86,108

Total current liabilities	155,201	217,385

Long-term liabilities:
Long-term debt, less current portion	740,120	702,358
Other accrued liabilities	49,775	52,316

Total long-term liabilities	789,895	754,674

Total stockholders’ deficit	(564,893)	(510,985)

Total liabilities and stockholders’ deficit	$380,203	$461,074

Domino’s Pizza: FY06 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Fiscal Year Ended
	December 31, 2006	January 1, 2006
(In thousands)
Cash flows from operating activities:
Net income	$106,227	$108,282
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	32,266	32,415
Gains on sale/disposal of assets	(2,678)	(18,998)
Amortization of deferred financing costs and debt discount	3,380	3,020
Provision (benefit) for deferred income taxes	(615)	308
Other	4,490	5,050
Changes in operating assets and liabilities	(10,067)	11,120

Net cash provided by operating activities	133,003	141,197

Cash flows from investing activities:
Capital expenditures	(20,204)	(28,689)
Proceeds from sale of property, plant and equipment	14,369	3,899
Proceeds from sale of equity investment	—	25,532
Other	(97)	(605)

Net cash provided by (used in) investing activities	(5,932)	137

Cash flows from financing activities:
Proceeds from issuance of long-term debt	100,000	40,000
Repayments of long-term debt and capital lease obligation	(95,284)	(80,343)
Proceeds from issuance of common stock, net	4,641	1,084
Proceeds from exercise of stock options	4,902	5,553
Tax benefit from exercise of stock options	5,075	21,504
Repurchase of common stock	(145,000)	(75,000)
Common stock dividends	(29,841)	(26,899)
Other	(250)	(482)

Net cash used in financing activities	(155,757)	(114,583)

Effect of exchange rate changes on cash and cash equivalents	(11)	(228)

Increase (decrease) in cash and cash equivalents	(28,697)	26,523

Cash and cash equivalents, at beginning of period	66,919	40,396

Cash and cash equivalents, at end of period	$38,222	$66,919

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